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                                                                   Exhibit 10.38

November 6, 2002

Jerry K. Lester
6801 N. Capital of Texas Highway
Building 1
Austin, Texas  78731

Dear Jerry

         Reference is made to that certain Executive Retention Agreement, dated as of June 17, 2002, by and between eFunds Corporation and you. I am writing to inform you that the Company is waiving the requirement set forth in Section 2(iv) of the Agreement that you execute the Release attached to the Agreement as Exhibit A as a condition to your receipt of the lump-sum payment described in
Section 1(a). I would anticipate that this payment will be made shortly.

Very truly yours,

/s/ Colleen M. Adtedt
---------------------------------
Senior Vice President
Human Resources and Administration
eFunds Corporation